Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	F. Brad Denardo, Chairman, President & CEO	Lora M. Jones, Treasurer & CFO
	(540) 951-6213 bdenardo@nbbank.com	(540) 951-6238 ljones@nbbank.com

National Bankshares, Inc. Reports Results for the Third Quarter and Nine Months Ended September 30, 2023

BLACKSBURG, VA., October 26, 2023 -- National Bankshares, Inc. (“the Company”) (Nasdaq: NKSH), parent company of The National Bank of Blacksburg (“the Bank”), today announced its results of operations for the third quarter of 2023. The Company reported net income of $3.07 million, or basic earnings per common share of $0.52, for the third quarter and $11.51 million, or basic earnings per common share of $1.95, for the nine months ended September 30, 2023. This compares to net income of $6.16 million, or basic earnings per common share of $1.03, for the third quarter of 2022 and $16.62 million, or basic earnings per common share of $2.77, for the nine months ended September 30, 2022. National Bankshares, Inc. ended September 30, 2023 with total assets of $1.59 billion.

“An extremely competitive banking environment and shrinking profit margins marked the latest reporting period,” said President and CEO F. Brad Denardo. “The Federal Reserve’s sustained rate increases over the past eighteen months have drastically increased the cost of attracting and retaining deposits, resulting in much higher interest expense and reduced earnings. Under these tough conditions, our dedicated community bankers are working harder than ever to provide exceptional service, grow the business, and return value to our shareholders.”

Mr. Denardo added, "As a part of our plan for future growth, we are excited to announce that this month we will begin construction of our new branch office in Roanoke, Virginia. We look forward to serving the Roanoke Valley with the truly personalized community banking experience that has been our hallmark for over 130 years.”

Highlights

Credit Quality

Loan quality continues to reflect low credit risk, with low charge-off and past due levels. The calculation for the allowance for credit losses on loans (“ACLL”) indicated a decrease in risk when September 30, 2023 is compared with June 30, 2023 and January 1, 2023, resulting in a recovery of previously recognized provision.  The Company adopted Accounting Standards Update 2016-13 (“ASU 2016-13”) as of January 1, 2023, which increased the ACL by $2.34 million from December 31, 2022.

Net Income

Net income for the three and nine month periods ended September 30, 2023 decreased when compared with the three months ended June 30, 2023 and September 30, 2022, and the nine months ended September 30, 2022. Key items that impacted results are discussed below.

Net Interest Income

The 525 basis point increase in the Federal Reserve’s benchmark interest rate between March 2022 and July 2023 expanded the yield on earning assets when the three months ended September 30, 2023 is compared with the three months ended June 30, 2023 and September 30, 2022, and when the nine month periods ended September 30, 2023 and 2022 are compared. Many of the Company’s loans are adjustable with repricing dates in the future. If rates remain at the current level or increase, repricing will continue to contribute to improved interest income.

As noted above, the rapidity and magnitude of the Federal Reserve’s rate increases stimulated competition for deposits, resulting in higher cost of funds and compressed net interest margin when results for 2023 are compared with 2022. The Company continuously monitors its deposit base and funding costs. Further information on the Company’s funds management and deposit strategy is discussed under the Deposits section below.

101 Hubbard Street / Blacksburg, Virginia 24060
P.O. Box 90002 / Blacksburg, Virginia 24062-9002
540 951-6300 / 800 552-4123
www.nationalbankshares.com

Noninterest Income

Noninterest income decreased when the third quarter of 2023 is compared with the second quarter of 2023. During the second quarter of 2023, the Company recognized certain non-recurring items, including a gain of $2.97 million on the sale of VISA Class B securities, $1.04 million from the payout of a Bank Owned Life Insurance policy, and a loss of $3.34 million on the sale of securities.

Noninterest income for the nine months ended September 30, 2023 improved when compared with the nine months ended September 30, 2022, due primarily to the same factors discussed above.

Noninterest Expense

Noninterest expense for the third quarter decreased when compared with the second quarter of 2023, primarily due to lower expenses for professional services. Professional services include legal and other expenses for the Company’s response to the proxy contest that amounted to $327 thousand for the second quarter. The Company does not anticipate any further material expense for this matter.

When results for the nine months ended September 30, 2023 are compared with the same period of 2022, noninterest expense increased due to the proxy contest, as discussed above, as well as salary and employee benefits, data processing and ATM, FDIC insurance and pension non-service cost. The Company increased its base compensation during 2022 in order to attract and retain talent, which is reflected in 2023 results. Data processing and ATM expense increased due to higher maintenance costs. FDIC insurance increased due to an industry-wide assessment increase implemented by the FDIC. Pension non-service cost, included in other operating expense, increased $261 thousand based upon actuarial calculations.

Securities

The impact of the Federal Reserve’s interest rate increases decreased the market value of the Company’s bond portfolio. As part of its interest rate risk management, the Company periodically evaluates its position in financial assets. During the second quarter, the Company strategically selected and sold securities with a market value of $25.52 million. The loss on the sale was largely offset by a gain on the sale of the Company’s VISA Class B stock. Additionally, during the first quarter of 2023, the Company sold $18.00 million of securities, resulting in a small net gain. The strategy for both sales prioritized enhancement of long-term earnings. Though not a primary objective, proceeds from the sales also bolstered liquidity.

The Company’s Asset Liability Management Committee is closely monitoring interest rate risk on all of the Company’s financial assets and liabilities. As of September 30, 2023, the Company has the ability to hold securities until maturity and there are no further sales planned. Analysis as of September 30, 2023 did not indicate credit risk concerns with any of the Company’s securities.

Deposits
Competition continued to pressure the Company’s deposits during the third quarter of 2023, a trend that began impacting the Company during the fourth quarter of 2022. The Company implemented competitive pricing on CDs, raised offering rates on other deposits and negotiated with depositors to strengthen the deposit base, at costs well below the cost of borrowing.

The Company’s depositors within its market area are diverse, including individuals, businesses and municipalities. The Company does not have any brokered deposits. Depositors are insured up to the FDIC maximum of $250 thousand. Municipal deposits, which account for approximately 24% of the Company’s deposits, have additional security from bonds pledged as collateral, in accordance with state regulation. Of the Company’s non-municipal deposits, approximately 20% are uninsured.

Overdraft Policy

During the third quarter, the Company modified its policy to exempt from charge small overdrafts on deposit accounts, and small items that overdraw deposit accounts. The policy change is intended to address recent industry-wide regulatory comments and build goodwill with the Company’s deposit base.

Liquidity

The Company’s liquidity position remains solid. The Company maintains borrowing lines with the Federal Home Loan Bank of Atlanta (“FHLB”), the Federal Reserve and another correspondent bank that provide substantial borrowing capacity. During 2023, the Company accessed short-term borrowings with the FHLB and Federal Reserve to reinforce liquidity. The advances were fully repaid due to the success of the Company’s deposit strategy. Combined with a low loan-to-deposit ratio, positive results of the latest liquidity stress testing and success of deposit marketing, the Company believes it is well-positioned to meet foreseeable liquidity demands.

Loans

Loans increased slightly from June 2023. While higher interest rates have challenged loan demand during 2023, the Company is positioned to continue to make every loan that meets its underwriting standards.

Stockholders’ Equity

Stockholders’ equity as of September 30, 2023 decreased from June 30, 2023 due to higher unrealized losses on securities, offset to an extent by earnings. The unrealized loss on securities impacts stockholders’ equity through accumulated other comprehensive loss. Accumulated other comprehensive loss is excluded from the Bank’s regulatory capital and does not impact regulatory capital ratios. The Bank is considered well capitalized, with capital ratios substantially higher than minimum regulatory requirements, and meets all requirements for borrowing from the FHLB.

Dividends

The Company paid a semiannual dividend of $0.73 per share in June 2023. Along with a special one-time cash dividend of $1.00 per common share during the first quarter of 2023, the Company rewarded shareholders with a dividend payout ratio of 88.55% for the first nine months of 2023.

Key Ratios

The impact of margin compression accounts for the decrease in the return on average equity and the return on average assets and the increase in the efficiency ratio when results for the three and nine months ended September 30, 2023 are compared with the same period of 2022 and the second quarter of 2023.

About National Bankshares

National Bankshares, Inc., headquartered in Blacksburg, Virginia, is the parent company of The National Bank of Blacksburg, which does business as National Bank, and of National Bankshares Financial Services, Inc. National Bank is a community bank operating from 24 full-service offices, primarily in southwest Virginia, and three loan production offices. National Bankshares Financial Services, Inc. is an investment and insurance subsidiary in the same trade area. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “NKSH.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in the Company’s other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

National Bankshares, Inc.

Consolidated Balance Sheets

(Unaudited)

($ in thousands, except per share data)	September 30, 2023	June 30, 2023	September 30, 2022
Assets
Cash and due from banks	$13,089	$14,815	$10,957
Interest-bearing deposits	40,353	55,241	79,466
Securities available for sale, at fair value	591,552	614,178	657,410
Restricted stock, at cost	1,264	929	941
Mortgage loans held for sale	82	-	-
Loans:
Real estate construction loans	64,181	56,984	62,821
Consumer real estate loans	226,671	226,453	219,617
Commercial real estate loans	424,765	423,396	435,185
Commercial non real estate loans	42,940	56,079	52,409
Public sector and IDA loans	51,591	47,791	48,912
Consumer non-real estate loans	39,269	36,236	34,328
Total loans	849,417	846,939	853,272
Less: unearned income and deferred fees and costs	(442)	(398)	(409)
Loans, net of unearned income and deferred fees and costs	848,975	846,541	852,863
Less: allowance for credit losses	(10,181)	(10,626)	(8,207)
Loans, net	838,794	835,915	844,656
Premises and equipment, net	11,091	11,044	10,183
Accrued interest receivable	6,180	5,718	5,822
Other real estate owned, net	662	662	907
Goodwill	5,848	5,848	5,848
Bank-owned life insurance	43,327	43,081	43,072
Other assets	39,660	38,110	39,684
Total assets	$1,591,902	$1,625,541	$1,698,946

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$303,166	$300,713	$358,772
Interest-bearing demand deposits	789,148	841,382	917,449
Savings deposits	184,801	197,958	217,405
Time deposits	187,885	146,979	77,023
Total deposits	1,465,000	1,487,032	1,570,649
Accrued interest payable	551	260	40
Other liabilities	10,238	9,805	16,070
Total liabilities	1,475,789	1,497,097	1,586,759
Commitments and contingencies
Stockholders' Equity
Preferred stock, no par value, 5,000,000 shares authorized; none issued and outstanding	-	-	-
Common stock of $1.25 par value. Authorized 10,000,000 shares; issued and outstanding 5,891,739 (including 2,052 unvested) shares at September 30, 2023 and June 30, 2023 and 5,957,275 at September 30, 2022	7,383	7,367	7,447
Retained earnings	198,394	195,320	196,941
Accumulated other comprehensive loss, net	(89,664)	(74,243)	(92,201)
Total stockholders' equity	116,113	128,444	112,187
Total liabilities and stockholders' equity	$1,591,902	$1,625,541	$1,698,946

National Bankshares, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
($ in thousands, except per share data)	September 30, 2023	June 30, 2023	September 30, 2022
Interest Income
Interest and fees on loans	$9,816	$9,644	$8,816
Interest on interest-bearing deposits	439	540	506
Interest on securities - taxable	4,084	4,066	3,425
Interest on securities - nontaxable	340	347	408
Total interest income	14,679	14,597	13,155
Interest Expense
Interest on time deposits	1,452	1,054	31
Interest on other deposits	4,584	4,314	722
Interest on borrowings	3	12	-
Total interest expense	6,039	5,380	753
Net interest income	8,640	9,217	12,402
(Recovery) provision for credit losses	(401)	10	252
Net interest income after (recovery) provision for credit losses	9,041	9,207	12,150
Noninterest Income
Service charges on deposit accounts	642	637	661
Other service charges and fees	151	49	51
Credit and debit card fees, net	395	414	448
Trust income	505	481	492
BOLI income	253	1,279	239
Gain on sale of mortgage loans	22	55	40
Gain on sale of investment	-	2,971	-
Other income	147	249	209
Realized securities loss, net	-	(3,344)	-
Total noninterest income	2,115	2,791	2,140
Noninterest Expense
Salaries and employee benefits	4,462	4,465	4,144
Occupancy, furniture and fixtures	547	411	476
Data processing and ATM	978	879	774
FDIC assessment	190	254	114
Net costs of other real estate owned	14	4	68
Franchise taxes	339	358	375
Professional services	251	551	254
Other operating expenses	684	635	531
Total noninterest expense	7,465	7,557	6,736
Income before income tax expense	3,691	4,441	7,554
Income tax expense	617	540	1,392
Net Income	$3,074	$3,901	$6,162
Basic net income per common share	$0.52	$0.66	$1.03
Fully diluted net income per common share	$0.52	$0.66	$1.03
Weighted average number of common shares outstanding, basic	5,889,687	5,889,687	5,974,961
Weighted average number of common shares outstanding, diluted	5,889,939	5,890,048	5,974,961
Dividends declared per common share	$-	$0.73	$-
Book value per share	$19.71	$21.81	$18.83

National Bankshares, Inc.

Consolidated Statements of Income

(Unaudited)

	Nine Months Ended
($ in thousands, except per share data)	September 30, 2023	September 30, 2022
Interest Income
Interest and fees on loans	$28,793	$25,240
Interest on interest-bearing deposits	1,207	757
Interest on securities - taxable	12,268	8,847
Interest on securities - nontaxable	1,052	1,283
Total interest income	43,320	36,127
Interest Expense
Interest on time deposits	2,865	105
Interest on other deposits	11,352	1,950
Interest on borrowings	300	-
Total interest expense	14,517	2,055
Net interest income	28,803	34,072
(Recovery) provision for credit losses	(389)	696
Net interest income after (recovery) provision for credit losses	29,192	33,376
Noninterest Income
Service charges on deposit accounts	1,871	1,826
Other service charges and fees	253	157
Credit and debit card fees, net	1,276	1,423
Trust income	1,431	1,374
BOLI income	1,771	718
Gain on sale of mortgage loans	93	136
Gain on sale of investment	2,971	-
Other income	771	909
Realized securities loss, net	(3,332)	-
Total noninterest income	7,105	6,543

Noninterest Expense
Salaries and employee benefits	13,361	12,133
Occupancy, furniture and fixtures	1,500	1,432
Data processing and ATM	2,730	2,354
FDIC assessment	561	336
Net costs of other real estate owned	29	78
Franchise taxes	1,072	1,108
Professional services	1,555	693
Other operating expenses	1,878	1,526
Total noninterest expense	22,686	19,660
Income before income tax expense	13,611	20,259
Income tax expense	2,105	3,637
Net Income	$11,506	$16,622
Basic net income per common share	$1.95	$2.77
Fully diluted net income per common share	$1.95	$2.77
Weighted average number of common shares outstanding, basic	5,889,687	6,008,607
Weighted average number of common shares outstanding, diluted	5,889,778	6,008,607
Dividends declared per common share	$1.73	$0.72
Book value per share	$19.71	$18.83

National Bankshares, Inc.

Net Interest Margin

(Unaudited)

($ in thousands)	Three Months Ended September 30, 2023			Three Months Ended June 30, 2023
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)(2)(3)	$843,546	$9,924	4.67%	$853,119	$9,730	4.57%
Taxable securities (4)(5)	640,578	4,084	2.53%	654,021	4,066	2.49%
Nontaxable securities (1)(4)	64,415	461	2.84%	65,231	470	2.89%
Interest-bearing deposits	32,503	439	5.36%	41,947	540	5.16%
Total interest-earning assets	$1,581,042	$14,908	3.74%	$1,614,318	$14,806	3.68%
Interest-bearing liabilities:
Interest-bearing demand deposits	$799,772	$4,358	2.16%	$847,986	$4,115	1.95%
Savings deposits	192,702	226	0.47%	199,606	199	0.40%
Time deposits	163,476	1,452	3.52%	138,261	1,054	3.06%
Borrowings	207	3	5.75%	954	12	5.05%
Total interest-bearing liabilities	$1,156,157	$6,039	2.07%	$1,186,807	$5,380	1.82%
Net interest income and interest rate spread		$8,869	1.67%		$9,426	1.86%
Net yield on average interest‑earning assets			2.23%			2.34%

($ in thousands)	Three Months Ended September 30, 2022
	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)(3)(6)	$849,929	$8,900	4.15%
Taxable securities (4)(5)	683,490	3,425	1.99%
Nontaxable securities (1)(4)	74,670	556	2.95%
Interest-bearing deposits	89,165	506	2.25%
Total interest-earning assets	$1,697,254	$13,387	3.13%
Interest-bearing liabilities:
Interest-bearing demand deposits	$936,368	$686	0.29%
Savings deposits	217,637	36	0.07%
Time deposits	78,198	31	0.16%
Total interest-bearing liabilities	$1,232,203	$753	0.24%
Net interest income and interest rate spread		$12,634	2.89%
Net yield on average interest‑earning assets			2.95%

(1)

Interest on nontaxable loans and securities is computed on a fully taxable equivalent basis using a Federal income tax rate of 21%. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(2)	Interest income includes loan fees of $56 and $66 for the three months ended September 30, 2023 and June 30, 2023, respectively.
(3)	Includes loans held for sale and nonaccrual loans.
(4)	Daily averages are shown at amortized cost.
(5)	Includes restricted stock.
(6)	Interest income includes loan fees of $82 for the three months ended September 30, 2022.

National Bankshares, Inc.

Net Interest Margin

(Unaudited)

($ in thousands)	Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)(2)(3)	$850,543	$29,068	4.57%	$829,133	$25,484	4.11%
Taxable securities (4)(5)	657,575	12,268	2.49%	662,824	8,847	1.78%
Nontaxable securities (1)(4)	65,649	1,425	2.90%	75,806	1,728	3.05%
Interest-bearing deposits	31,435	1,207	5.13%	97,917	757	1.03%
Total interest-earning assets	$1,605,202	$43,968	3.66%	$1,665,680	$36,816	2.96%
Interest-bearing liabilities:
Interest-bearing demand deposits	$834,575	$10,846	1.74%	$911,926	$1,839	0.27%
Savings deposits	200,170	506	0.34%	216,691	111	0.07%
Time deposits	131,398	2,865	2.92%	79,981	105	0.18%
Borrowings	8,287	300	4.84%	-	-	-
Total interest-bearing liabilities	$1,174,430	$14,517	1.65%	$1,208,598	$2,055	0.23%
Net interest income and interest rate spread		$29,451	2.01%		$34,761	2.73%
Net yield on average interest‑earning assets			2.45%			2.79%

(1)

Interest on nontaxable loans and securities is computed on a fully taxable equivalent basis using a Federal income tax rate of 21%. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(2)	Interest income includes loan fees of $162 and $195 for the nine months ended September 30, 2023 and September 30, 2022, respectively.
(3)	Includes loans held for sale and nonaccrual loans.
(4)	Daily averages are shown at amortized cost.
(5)	Includes restricted stock.

National Bankshares, Inc.

Key Ratios and Other Data

(Unaudited)

	As of and for the Three Months Ended
($ in thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Average Balances
Cash and due from banks	$11,929	$12,140	$11,275
Interest-bearing deposits	32,503	41,947	89,165
Securities available for sale, at fair value	609,404	629,616	686,303
Mortgage loans held for sale	88	338	194
Loans, gross	843,892	853,196	850,175
Loans, net of unearned income and deferred fees and costs	843,458	852,781	849,735
Loans, net of allowance for credit losses	832,861	842,147	841,619
Goodwill	5,848	5,848	5,848
Total assets	1,591,801	1,627,794	1,728,040

Noninterest bearing deposits	298,431	300,480	341,030
Interest-bearing and savings deposits	992,474	1,047,592	1,154,005
Time deposits	163,476	138,261	78,198
Total deposits	1,454,381	1,486,333	1,573,233
Stockholders' equity	126,612	129,738	138,787

Financial Ratios
Return on average assets(1)	0.71%	0.87%	1.41%
Return on average equity(1)	8.89%	10.94%	17.61%
Efficiency ratio(2)	67.96%	62.58%	45.59%
Average equity to average assets	7.95%	7.97%	8.03%
Tangible common equity to tangible assets(3)	6.95%	7.57%	6.28%

Allowance for Credit Losses
Beginning balance	$10,626	$10,650	$8,069
(Recovery) provision for credit losses	(401)	10	252
Charge-offs	(72)	(68)	(181)
Recoveries	28	34	67
Ending balance	$10,181	$10,626	$8,207

(1)

The return on average assets and return on average equity are calculated by annualizing net income and dividing by average period-to-date assets or equity, respectively. Any significant nonrecurring items within net income are not annualized. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(2)

The efficiency ratio is calculated as noninterest expense divided by the sum of noninterest income, less non-recurring items, and net interest income on a fully taxable equivalent basis. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(3)	Tangible common equity and tangible assets exclude goodwill of $5,848. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

National Bankshares, Inc.

Key Ratios and Other Data

(Unaudited)

	As and for the Nine Months Ended
($ in thousands)	September 30, 2023	September 30, 2022
Average Balances
Cash and due from banks	$11,829	$11,676
Interest-bearing deposits	31,435	97,917
Securities available for sale	627,908	693,303
Mortgage loans held for sale	161	184
Loans, gross	850,814	829,400
Loans, net of unearned income and deferred fees and costs	850,382	828,949
Loans, net of allowance for credit losses	839,764	821,082
Goodwill	5,848	5,848
Total assets	1,614,757	1,716,907

Noninterest bearing deposits	302,568	334,727
Interest-bearing and savings deposits	1,034,745	1,128,617
Time deposits	131,398	79,981
Total deposits	1,468,711	1,543,325
Stockholders' equity	126,792	157,540

Financial Ratios
Return on average assets(1)	0.94%	1.29%
Return on average equity(1)	11.97%	14.04%
Efficiency ratio(2)	61.09%	48.03%
Average equity to average assets	7.85%	9.18%
Tangible common equity to tangible assets(3)	6.95%	6.28%

Allowance for Credit Losses
Beginning balance	$8,225	$7,674
(Recovery) provision for credit losses	(389)	696
Charge-offs	(232)	(316)
Recoveries	235	153
Adoption of ASU 2016-13	2,342	-
Ending balance	$10,181	$8,207

(1)

The return on average assets and return on average equity are calculated by annualizing net income and dividing by average period-to-date assets or equity, respectively. Any significant nonrecurring items within net income are not annualized. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(2)

The efficiency ratio is calculated as noninterest expense divided by the sum of noninterest income, less non-recurring items, and net interest income on a fully taxable equivalent basis. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(3)	Tangible common equity and tangible assets exclude goodwill of $5,848. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

National Bankshares, Inc.

Asset Quality Data

(Unaudited)

($ in thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Nonperforming Assets
Nonaccrual loans	$2,981	$3,075	$2,888
Other real estate owned	662	662	907
Total nonperforming assets	$3,643	$3,737	$3,795
Loans 90 days or more past due and accruing	$31	$21	$48

Asset Quality Ratios
Nonperforming assets to loans(1) plus other real estate owned	0.43%	0.44%	0.44%
Allowance for credit losses on loans to total loans(1)	1.20%	1.26%	0.96%
Allowance for credit losses on loans to nonperforming loans	341.53%	345.56%	284.18%
Loans past due 90 days or more to loans(1)	0.00%	0.00%	0.01%

(1)	Loans are net of unearned income and deferred fees and costs

National Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and comparing financial results to other financial institutions. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. The non-GAAP financial measures presented in this document include fully taxable equivalent (“FTE”) interest income used in the net interest margin and the efficiency ratio, the efficiency ratio, the annualization of net income for the return on average assets and return on average equity, and the ratio of tangible common equity to tangible assets. The following tables present calculations underlying non-GAAP financial measures.

	Three Months Ended
($ in thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Net Interest Income, FTE
Interest income (GAAP)	$14,679	$14,597	$13,155
FTE adjustment	229	209	232
Interest income, FTE (non-GAAP)	14,908	14,806	13,387
Interest expense (GAAP)	6,039	5,380	753
Net interest income, FTE (non-GAAP)	$8,869	$9,426	$12,634

Noninterest Expense for Efficiency Ratio
Noninterest expense (GAAP)	$7,465	$7,557	$6,736
Less: proxy contest-related expense	-	(327)	-
Noninterest expense for efficiency ratio (non-GAAP)	$7,465	$7,230	$6,736

Income for Efficiency Ratio
Noninterest income (GAAP)	$2,115	$2,791	$2,140
Realized securities loss, net	-	3,344	-
Gain on sale of investment	-	(2,971)	-
BOLI benefit payout	-	(1,037)	-
Noninterest income, adjusted (non-GAAP)	2,115	2,127	2,140
Net interest income, FTE (non-GAAP)	8,869	9,426	12,634
Total income for efficiency ratio (non-GAAP)	$10,984	$11,553	$14,774

Annualized Net Income
Net income (GAAP)	$3,074	$3,901	$6,162
Less: items deemed by management to be non-recurring:
Realized securities loss, net of tax of $702	-	2,642	-
Proxy contest-related expense, net of tax of $69	-	258	-
Gain on sale of investment, net of tax of ($624)	-	(2,347)	-
BOLI benefit payout	-	(1,037)	-
Recovery of ACL on loans, net of tax of ($84)	(317)	-	-
Total non-recurring items	(317)	(484)	-
Adjusted net income	$2,757	$3,417	$6,162
Adjusted net income, annualized	$10,938	$13,706	$24,447
Add: total non-recurring items	317	484	-
Annualized net income for ratio calculation (non-GAAP)	$11,255	$14,190	$24,447

National Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Nine Months Ended
($ in thousands)	September 30, 2023	September 30, 2022
Net Interest Income, FTE
Interest income (GAAP)	$43,320	$36,127
FTE adjustment	648	689
Interest income, FTE (non-GAAP)	43,968	36,816
Interest expense (GAAP)	14,517	2,055
Net interest income, FTE (non-GAAP)	$29,451	$34,761

Noninterest Expense for Efficiency Ratio
Noninterest expense (GAAP)	$22,686	$19,660
Less: proxy contest-related expense	(768)	-
Noninterest expense for efficiency ratio (non-GAAP)	$21,918	$19,660

Income for Efficiency Ratio
Noninterest income (GAAP)	$7,105	$6,543
Realized securities loss, net	3,332	-
Gain on sale of investment	(2,971)	-
BOLI benefit payout	(1,037)	-
Noninterest income, adjusted (non-GAAP)	6,429	6,543
Net interest income, FTE (non-GAAP)	29,451	34,761
Total income for efficiency ratio (non-GAAP)	$35,880	$41,304

Annualized Net Income
Net income (GAAP)	$11,506	$16,622
Less: items deemed by management to be non-recurring:
Partnership income net of tax of ($44) and ($77) for the periods ended September 30, 2023 and 2022, respectively	(164)	(290)
Realized securities loss, net of tax of $700	2,632	-
Recovery for credit losses, net of tax of ($82)	(307)	-
Proxy contest-related expense, net of tax of $161	607	-
Gain on sale of investment, net of tax of ($624)	(2,347)	-
BOLI benefit payout	(1,037)	-
Total non-recurring items	(616)	(290)
Adjusted net income	10,890	16,332
Adjusted net income, annualized	14,560	21,836
Add: total non-recurring items	616	290
Annualized net income for ratio calculation (non-GAAP)	$15,176	$22,126

	As of
($ in thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Tangible Assets
Total assets (GAAP)	$1,591,902	$1,625,541	$1,698,946
Less: Goodwill	(5,848)	(5,848)	(5,848)
Tangible assets (non-GAAP)	$1,586,054	$1,619,693	$1,693,098

Tangible Common Equity
Total stockholders' equity (GAAP)	$116,113	$128,444	$112,187
Less: Goodwill	(5,848)	(5,848)	(5,848)
Tangible common equity (non-GAAP)	$110,265	$122,596	$106,339